SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 2

                                  QUINENCO S.A.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    74871810
                                 (CUSIP Number)

                                   March 2004
                                    June 2001
                                  December 1998
                                   March 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

------------------                                            ------------------
CUSIP No. 74871810                                            Page 2 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Abaroa
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           605,101,159
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         605,101,159
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     605,101,159 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     56.0.9% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 3 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Guillermo Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,109
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,109
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,109 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 4 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicolas Luksic Puga
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,109
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,109
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,109 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 5 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inmobiliaria e Inversiones Rio Claro S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,109
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,109
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,109 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 6 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Craig
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          124,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            124,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     124,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.5% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 7 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Patricia Lederer Tcherniak
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          124,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            124,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     124,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.5% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 8 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Consolidadas S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          124,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            124,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     124,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.5% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 74871810                                            Page 9 of 13 Pages
------------------                                            ------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andronico Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                           -------------------
CUSIP No. 74871810                                           Page 10 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Davor Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                           -------------------
CUSIP No. 74871810                                           Page 11 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Max Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                           -------------------
CUSIP No. 74871810                                           Page 12 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dax Luksic Lederer
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.2% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (IN)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                           -------------------
CUSIP No. 74871810                                           Page 13 of 13 Pages
------------------                                           -------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Inversiones Salta S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          142,819,108
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            142,819,108
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,819,108 (individually)
     890,739,376 (total group shares)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.6% (individually)
     82.5% (total group shares)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     (HC)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

           Quinenco S.A.

Item 1(b). Address of Issuer's Principal Executive Offices:

           Enrique Foster Sur 20, P. 14, Las Condes, Santiago, Chile

Item 2(a). Name of Person Filing:

           This statement is being filed by Andronico Luksic Abaroa, Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and Inversiones Salta S.A.

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The address of the principal business office (or, if none, the residence) of each person filing this Schedule is as follows:

           Andronico Luksic Abaroa resides in Chile and has his principal business address at Ahumada 11, 10th Floor, Santiago, Chile;

           Guillermo Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

           Nicolas Luksic Puga resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Republic of Chile;

           Inmobiliaria e Inversiones Rio Claro S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

           Andronico Luksic Craig resides in Chile and has his principal business address at Enrique Foster Sur 20, 16th Floor, Santiago, Chile;

           Patricia Lederer Tcherniak resides in Chile and has her principal business address at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

           Inversiones Consolidadas S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile;

           Andronico Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

           Davor Luksic Lederer resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

           Max Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile;

           Dax Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, resides in Chile and has his principal business address at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile; and

           Inversiones Salta S.A. is located at Enrique Foster Sur 20, 18th Floor, Santiago, Chile.

Item 2(c). Citizenship:

           See item 4 on Page 2
           See item 4 on Page 3
           See item 4 on Page 4
           See item 4 on Page 5
           See item 4 on Page 6
           See item 4 on Page 7
           See item 4 on Page 8
           See item 4 on Page 9
           See item 4 on Page 10
           See item 4 on Page 11
           See item 4 on Page 12
           See item 4 on Page 13

Item 2(d). Title of Class of Securities:

           Common Shares.

Item 2(e). CUSIP Number:

           74871810

Item 3.    Not applicable.

Item 4. Ownership

        (a)   Amount beneficially owned:

              See item 9 on Page 2
              See item 9 on Page 3
              See item 9 on Page 4
              See item 9 on Page 5
              See item 9 on Page 6
              See item 9 on Page 7
              See item 9 on Page 8
              See item 9 on Page 9
              See item 9 on Page 10
              See item 9 on Page 11
              See item 9 on Page 12
              See item 9 on Page 13

        (b)   Percent of class:

              See item 11 on Page 2
              See item 11 on Page 3
              See item 11 on Page 4
              See item 11 on Page 5
              See item 11 on Page 6
              See item 11 on Page 7
              See item 11 on Page 8
              See item 11 on Page 9
              See item 11 on Page 10
              See item 11 on Page 11
              See item 11 on Page 12
              See item 11 on Page 13

        (c)   Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 6 on Page 2

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 3
                    See item 6 on Page 4
                    See item 6 on Page 5
                    See item 6 on Page 6
                    See item 6 on Page 7
                    See item 6 on Page 8

                    See item 6 on Page 9
                    See item 6 on Page 10
                    See item 6 on Page 11
                    See item 6 on Page 12
                    See item 8 on Page 13

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 8 on Page 2

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 3
                    See item 8 on Page 4
                    See item 8 on Page 5
                    See item 8 on Page 6
                    See item 8 on Page 7
                    See item 8 on Page 8
                    See item 8 on Page 9
                    See item 8 on Page 10
                    See item 8 on Page 11
                    See item 8 on Page 12
                    See item 8 on Page 13

Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        See Exhibit B.

Item 8. Identification and Classification of Members of the Group.

        See Exhibit C.

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certifications.

         Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 19, 2005

Andronico Luksic Abaroa


By:   /s/  Andronico Luksic Abaroa
   -----------------------------------
Name:  Andronico Luksic Abaroa

Guillermo Luksic Craig
Nicolas Luksic Puga
Immobiliaria e Inversiones Rio Claro S.A.


By:   /s/  Mario Garrido Taraba
   -----------------------------------
     Name:  Mario Garrido Taraba
     Title: Attorney-In-Fact

Andronico Luksic Craig
Patricia Lederer Tcherniak
Inversiones Consolidadas S.A.
Andronico Luksic Lederer
Davor Luksic Lederer
Max Luksic Lederer
Dax Luksic Lederer
Inversiones Salta S.A.


By:   /s/  Rodrigo Terre Fontbana
   -----------------------------------
     Name:  Rodrigo Terre Fontbana
     Title: Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit      Description                                                                         Page
-------      -----------                                                                         ----
Exhibit A    1.   Joint Filing Agreement of Guillermo Luksic Craig, Nicolas Luksic Puga and
                  Inmobiliaria e Inversiones Rio Claro S.A. (together with powers of
                  attorney)..................................................................      21

             2.   Joint Filing Agreement of Andronico Luksic Craig, Patricia Lederer
                  Tcherniak, Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor
                  Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and Inversiones
                  Salta S.A. (together with powers of attorney)..............................      25

Exhibit B    Entities Owned by Mr. Andronico Luksic Abaroa...................................      34

Exhibit C    Identification of Members of a Group............................................      35

                                                   Exhibit A-1 to Schedule 13G/A

      1. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: April 19, 2005

                                 Guillermo Luksic Craig
                                 Nicolas Luksic Puga
                                 Inmobiliaria e Inversiones Rio Claro S.A.


                                 By:   /s/  Mario Garrido Taraba
                                    -----------------------------------------
                                 Name:  Mario Garrido Taraba
                                 Title:  Attorney-in-fact

                                Power Of Attorney

The undersigned, Guillermo Luksic Craig, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Guillermo Luksic Craig
                                    --------------------------------------
                                 Name:  Guillermo Luksic Craig


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 -----------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                Power Of Attorney

The undersigned, Nicolas Luksic Puga, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Nicolas Luksic Puga
                                    --------------------------------------
                                 Name:  Nicolas Luksic Puga


                                 WITNESS:


                                 /s/  Alessandro Bizzarri Carvallo
                                 -----------------------------------------
                                 Name:  Alessandro Bizzarri Carvallo

                                Power Of Attorney

The undersigned, Inmobiliaria e Inversiones Rio Claro S.A., a holding company whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Mario Garrido Taraba, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.

                                 INMOBILARIA E INVERSIONES
                                 RIO CLARO S.A.


                                 By:   /s/  Mario Garrido Taraba
                                    --------------------------------------
                                 Name:  Mario Garrido Taraba


                                 WITNESS:


                                 /s/  Alesandro Bizzarri Carvallo
                                 -----------------------------------------
                                 Name:  Alesandro Bizzarri Carvallo

                                                   Exhibit A-2 to Schedule 13G/A

      2. The undersigned persons (the "Reporting Persons") hereby agree that a joint statement of this schedule 13G/A, and any amendments thereto, be filed on their behalf by Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile.

      Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: April 19, 2005

                                 Andronico Luksic Craig
                                 Patricia Lederer Tcherniak
                                 Inversiones Consolidadas S.A.
                                 Andronico Luksic Lederer
                                 Davor Luksic Lederer
                                 Max Luksic Lederer
                                 Dax Luksic Lederer
                                 Inversiones Salta S.A.

                                 By:   /s/  Rodrigo Terre Fontbona
                                    --------------------------------------
                                 Name:  Rodrigo Terre Fontbona
                                 Title:  Attorney-in-fact

                                Power Of Attorney

The undersigned, Andronico Luksic Craig, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Andronico Luksic Craig
                                    --------------------------------------
                                 Name:  Andronico Luksic Craig


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 -----------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                Power Of Attorney

The undersigned, Patricia Lederer Tcherniak, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/ Patricia Lederer Tcherniak
                                    --------------------------------------
                                 Name:  Patricia Lederer Tcherniak


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 -----------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                Power Of Attorney

The undersigned, Inversiones Consolidadas S.A., a holding company whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 INVERSIONES CONSOLIDADAS S.A.

                                 By: /s/ Mario Garrido Taraba
                                    --------------------------------------
                                 Name:  Mario Garrido Taraba


                                 By: /s/  Rodrigo Terre Fontbona
                                    --------------------------------------
                                 Name:  Rodrigo Terre Fontbona


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 -----------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                 Power Of Attorney

The undersigned, Andronico Luksic Lederer, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Andronico Luksic Lederer
                                    --------------------------------------
                                 Name:  Andronico Luksic Lederer


                                 WITNESS:


                                 /s/  Alessandro Bizzarri Carvallo
                                 -----------------------------------------
                                 Name:  Alessandro Bizzarri Carvallo

                                Power Of Attorney

The undersigned, Davor Luksic Lederer, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Davor Luksic Lederer
                                    ---------------------------------------
                                 Name:  Davor Luksic Lederer


                                 WITNESS:


                                 /s/  Alessandro Bizzarri Carvallo
                                 -----------------------------------------
                                 Name:  Alessandro Bizzarri Carvallo

                                Power Of Attorney

The undersigned, Max Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Andronico Luksic Craig
                                    ---------------------------------------
                                 Name:  Andronico Luksic Craig
                                        Father of Max Luksic Lederer


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 ------------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                Power Of Attorney

The undersigned, Dax Luksic Lederer (minor), son of Andronico Luksic Craig and Patricia Lederer Tcherniak, an individual whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as his attorney-in-fact, for him and in his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.


                                 By:   /s/  Andronico Luksic Craig
                                    ---------------------------------------
                                 Name:  Andronico Luksic Craig
                                        Father of Dax Luksic Lederer


                                 WITNESS:


                                 /s/  Manuel Jose Noguera Eyzaguirre
                                 ------------------------------------------
                                 Name:  Manuel Jose Noguera Eyzaguirre

                                Power Of Attorney

The undersigned, Inversiones Salta S.A., a holding company whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terre Fontbona, whose address is Enrique Foster Sur 20, piso 18, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and in its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13G ("Schedule 13G") any amendments thereto, and any agreement to file Schedule 13G jointly with any other reporting person in respect of the shares of Quinenco S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

                                 Signed as of the 19th day of April 2005.

                                 INVERSIONES SALTA S.A.


                                 By: /s/ Mario Garrido Taraba
                                    ---------------------------------------
                                 Name:  Mario Garrido Taraba


                                 By: /s/  Rodrigo Terre Fontbona
                                    ---------------------------------------
                                 Name:  Rodrigo Terre Fontbona


                                 WITNESS:

                                 /s/  Alessandro Bizzarri Carvallo
                                 ------------------------------------------
                                 Name:  Alessandro Bizzarri Carvallo

                                                     Exhibit B to Schedule 13G/A

                  Entities Owned by Mr. Andronico Luksic Abaroa

      Mr. Andronico Luksic Abaroa holds his 605,101,159 common shares of Quinenco S.A. through a series of entities that he owns or controls directly or indirectly, including the Luksburg Foundation, a Liechtenstein foundation, Dolberg Finance Corporation Establishment ("Dolberg"), a Liechtenstein establishment, Ruana Copper Corporation Establishment ("Ruana"), a Liechtenstein establishment, Lanzville Investments Establishment ("Lanzville"), a Liechtenstein establishment, and Geotech Establishment ("Geotech"), a Liechtenstein establishment. Mr. Luksic holds 240,938,000 common shares (22.3%) of Quinenco S.A. through Ruana (the registered holder of these shares is Ruana Copper A.G. Agencia Chile, a Chilean agency). The remainder of the shares are held through Dolberg, Lanzville and Geotech, which respectively own 50.7%, 14.1% and 29.8%, of Andsberg Ltd ("Andsberg Jersey"), a Jersey limited liability company, which in turn owns 100% of Andsberg Inv. Ltd, a Jersey limited liability company, which in turn owns 100% of Andsberg Inversiones Ltda ("Andsberg Chile"), a Chilean limited liability partnership. Andsberg Chile owns 364,163,159 common shares (33.7%) of Quinenco S.A.

      Andsberg Inv. Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Andsberg Inversiones Ltda. is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Andsberg Ltd is located at 22 Grenville Street, St. Helier, Jersey, Channel Islands JE48PX.

      Dolberg Finance Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Geotech is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Lanzville Investments Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Luksburg Foundation is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

      Ruana Copper A.G. Agencia Chile is located at Ahumada 11, Oficina 206, Santiago, Chile.

      Ruana Copper Corporation Establishment is located at Heiligkreuz 6, FL-9490 Vaduz, Liechtenstein.

                                                     Exhibit C to Schedule 13G/A

                                Members of Group:

Guillermo Luksic Craig                                           (IN)
Nicolas Luksic Puga                                              (IN)
Inmobiliaria e Inversiones Rio Claro S.A.                        (HC)
Andronico Luksic Craig                                           (IN)
Patricia Lederer Tcherniak                                       (IN)
Inversiones Consolidadas S.A.                                    (HC)
Andronico Luksic Lederer                                         (IN)
Davor Luksic Lederer                                             (IN)
Max Luksic Lederer                                               (IN)
Dax Luksic Lederer                                               (IN)
Inversiones Salta S.A.                                           (HC)

Aggregate amount of common shares beneficially owned by group:  890,739,376

Percent of class: 82.5%